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                                                                   EXHIBIT 23.01



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Trustees
Windrose Medical Properties Trust:


We consent to the use of our reports included herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus. Our report dated November 14, 2003 on the Combined Statement of Revenues in Excess of Certain Expenses of the Acquisition Properties includes a paragraph that states that the combined statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 2, and is not intended to be a complete presentation of the revenues and expenses of the Acquisition Properties.


                                                   /s/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
December 15, 2003